Exhibit 99.1

Investors Capital Holdings' Revenue Jumps 60 Percent In Third Quarter; Company's Stock Continues to Climb, as Net Income More Than Doubles

    LYNNFIELD, Mass.--(BUSINESS WIRE)--Feb. 19, 2004--Investors Capital Holdings (AMEX: ICH) today announced that for the third quarter ended December 31, 2003, total revenues increased by more than $5 million, or 60 percent to $13.4 million, as compared to revenues of $8.4 million for the same quarter ended December 31, 2002. Net income for the third quarter ended December 31, 2003 was $306,630 or $0.05 per share, an increase of $186,123 or $0.03 per share, from the comparable quarter ended December 31, 2002.
    Operating income for the third quarter more than tripled to $428,002, as compared to $125,887 from the comparable quarter last year. Ted Charles, chairman and chief executive officer for Investors Capital Holdings, points to the company's steadily climbing stock price (AMEX: ICH) as evidence that the parent company and its subsidiaries are poised for continued growth and profit.
    "Our impressive third quarter earnings are the direct result of the caliber of our registered representatives, and the sales and marketing programs we've developed for them to assist them in growing their independent practices," Charles explains. "Their success enables our firm's success, as a whole."
    Charles continues, "Our broker-dealer subsidiary, Investors Capital Corporation, saw a significant increase in its securities business, as well as its insurance business. Additionally, many of our top registered representatives have taken advantage of a customized sales mentoring program that we developed in partnership with author and executive coach, Sarano Kelley. Essentially, we as an entire firm will be held accountable to help increase each representative's production, and thus the overall production of our firm. Many of our registered representatives have also embraced our intensive two-and-a-half day seminar workshops to learn how to implement this proven selling model firsthand. We also successfully helped several of our regional branch offices introduce full-service tax preparation and financial planning practices this winter. All of these marketing endeavors continue to drive sales production."
    Investors Capital Holdings' investment advisory subsidiary, Eastern Point Advisors, Inc., made successful strides with its mutual fund in the third quarter. In November 2003, Eastern Point Advisors acquired assets of the Avalon Capital Appreciation Fund (see related press release, dated December 3, 2003). These assets were combined with the Eastern Point Advisors Twenty Fund, which positively impacted third quarter earnings.

    About Investors Capital Holdings

    Investors Capital Holdings, of Lynnfield, Mass., is a diversified financial services company founded to meet the consumers' needs in today's financial markets. The company owns and operates Investors Capital Corporation, Eastern Point Advisors, Inc., and ICC Insurance Agency, Inc. Investors Capital Corporation is a nationally recognized, independent broker-dealer comprised of approximately 850 experienced financial professionals throughout the United States. Eastern Point Advisors, Inc. is a registered investment advisory firm managing portfolios for individual and institutional clients, as well as the advisor to the Eastern Point Advisors Twenty Fund. ICC Insurance Agency, Inc. provides insurance services to agents of Investors Capital Corporation. For more information, please call (800) 949-1422 or visit www.investorscapital.com.
    Certain statements contained in this press release, which are not historical fact, may be deemed to be forward-looking statements under federal securities laws. There are many important factors that could cause Investors Capital Holdings and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, regulatory changes (legislative or otherwise) affecting the financial services industry, competition, demand for Investors Capital Holdings and its subsidiaries' services, availability of funding, and other risks identified in Investors Capital Holdings' Securities and Exchange Commission filings.



          INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)

                                                   Three Months Ended
                                                        December 31,
                                                     2003        2002
Commissions and advisory fee income           $13,435,431 $ 8,379,964

Commissions and advisory fees                  10,799,273   6,631,808

Gross profit                                    2,636,158   1,748,156

Administrative and selling expenses:
     Administrative                             1,994,240   1,437,930
     Selling                                      213,916     184,339
     Total administrative and selling expenses  2,208,156   1,622,269

Operating income                                  428,002     125,887

Other income (expense):
Interest income                                    78,444      88,456
Interest expense                                   (7,842)     (6,519)
Other income                                        5,294       8,592
     Net other income                              75,896      90,529

Income before taxes                               503,898     216,416

Provision for income taxes                        197,268      95,909

Net income                                      $ 306,630  $  120,507

Basic and diluted earnings per common share:

Net income                                      $    0.05    $   0.02


          INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                          December 31, 2003
                             (unaudited)
   Total Assets                               $      12,681,839

   Total Liabilities                           $      3,657,470

 Total Stockholders' Equity                    $      9,024,369

    CONTACT: Investors Capital Holdings
             Timothy Murphy, 781-593-8565
             tmurphy@investorscapital.com
             Ann Kelly, 781-593-8565
             annkelly@investorscapital.com